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                                                                    Exhibit 99.1

[CRAFTMADE LOGO]



FOR IMMEDIATE RELEASE For Further Information:
Kathy Oher                                        Hala Aly
Chief Financial Officer                           Halliburton Investor Relations
(972) 393-3800, ext. 166                          (972) 458-8000
Investorrelations@craftmade.com                   haly@halliburtonir.com

          CRAFTMADE INTERNATIONAL ANNOUNCES SALES AND EARNINGS RESULTS
             FOR ITS FISCAL 2004 SECOND QUARTER AND FIRST SIX MONTHS

COPPELL, TEXAS, January 20, 2004 - Craftmade International, Inc. (NASDAQ: CRFT) today reported net income of $1,364,000, or $0.25 per diluted share, for its fiscal 2004 second quarter ended December 31, 2003, compared to net income of $1,370,000, or $0.25 per diluted share for the corresponding period a year ago. Weighted average diluted shares outstanding for the quarter were 5,477,000 compared to 5,574,000 for the same period last year.

Revenues for the quarter ended December 31, 2003 increased by 6.4% to $16,979,000, compared to revenues of $15,961,000 reported for last year's second quarter. Second quarter net sales from the showroom division increased 14.4%, or $1,584,000, to $12,546,000 from $10,962,000 for the same period last year. The sales increase in the showroom division was primarily due to an increased focus on sales and marketing, an expanded product offering, and an increase in sales of higher priced products.

Second quarter net sales from the mass retail division, Trade Source International, Inc. ("TSI") declined by 11.3%, or $565,000, to $4,433,000 compared to $4,998,000 in the year-ago period. Prior year net sales benefited from the sale of non-core program merchandise in the indoor lighting category to a mass retail customer, which did not occur during the quarter ended December 31, 2003. TSI's sales results can have a high degree of variability due to the buying patterns of its mass retail customers, which can be inconsistent from period to period.

"In spite of incurring a charge of approximately $0.12 per share related to the roll out of a new product category at Prime Home Impressions, LLC ("PHI"), one of our 50%-owned unconsolidated subsidiaries, and a charge of approximately $0.03 per share related to the final closing of our California office, we were able to achieve approximately the same earnings per share result as in the prior year period," said James R. Ridings, Craftmade's Chairman and Chief Executive Officer. "We were able to achieve this primarily due to the strong performance of the Craftmade division, which generated a 14.4% increase in sales, as well as the performance of Design Trends, LLC, another one of our 50%-owned unconsolidated subsidiaries, which generated a 50% increase in sales compared to the prior year period."

Gross profit as a percentage of sales for the three months ended December 31, 2003, was relatively unchanged at 33.7% of sales compared to 32.6% of sales in the second quarter last year. Gross profit from the showroom division decreased slightly to 38.3% of sales from 38.6% of sales in the year-ago period. The gross margin of the mass retail division improved to 20.8% of sales for the three months ended December 31, 2003, compared to 19.4% of sales in the year-ago period. The improvement in the gross

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margin of the mass retail division was primarily attributed to an inventory write-down of $46,000 taken in the prior year period that didn't occur in the quarter ended December 31, 2003.

Total selling, general and administrative expenses were $3,568,000, or 21.0% of net sales for the second quarter, compared to $3,542,000, or 22.2% of net sales for the same period last year.

As a result of the expense related to PHI's new product roll out, as discussed above, net income from the company's 50%-owned subsidiaries declined $594,000, to $274,000 compared to $868,000 reported in the year-ago second quarter. The decrease in income from investees was due to a charge of $2,100,000 or $1,050,000 net of the 50% minority interest, incurred in connection with the roll out of a new product at PHI. The $1,050,000 charge was partially offset by an increase in Design Trends' pretax net income in the amount of $370,000. The increase in Design Trends' income was driven by a 50% increase in sales to $11,292,000 for the three months ended December 31, 2003 compared to the same period in the previous year.

                          CRAFTMADE INTERNATIONAL, INC.

                                     Three Months Ended       Six Months Ended
                                         December 31             December 31
                                     -------------------     -------------------
                                        (In thousands, except per share data)

                                       2003        2002        2003        2002
                                     -------     -------     -------     -------
Net Sales                            $16,979     $15,961     $35,550     $34,983
Cost of Goods Sold                    11,256      10,754      23,533      23,695
Gross Profit                           5,723       5,207      12,017      11,288
Selling, general and
  administrative expenses              3,568       3,542       7,450       7,366
Income from 50% owned
  Subsidiaries                           274         868       1,919       2,421
Income from wholly owned
  Subsidiaries                         1,862       1,288       3,938       3,199
Net income                           $ 1,364     $ 1,370     $ 3,732     $ 3,574
Diluted
  earnings per share                 $  0.25     $  0.25     $  0.68     $  0.63
Diluted shares
  Outstanding                          5,477       5,574       5,479       5,716


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                               DESIGN TRENDS, LLC
                      UNCONSOLIDATED, 50% OWNED SUBSIDIARY

                              Three Months Ended
                                  December 31,
                              -------------------
                               2003        2002
                              -------     -------
                      (In thousands, except per share data)
Net sales                     $11,292     $ 7,529
Cost of goods sold              8,029       5,368
Gross profit                    3,263       2,162
Selling, general and
  administrative expenses       1,050         689
Income before taxes and
  minority interest             2,212       1,472
Minority interest               1,106         736
Pretax net income of
  Design Trends               $ 1,106     $   736


A conference call to discuss the company's second quarter fiscal 2004 results is scheduled for Tuesday, January 20, at 10:00 a.m. Central Time. To participate in this call, dial (719) 457-2734 and refer to confirmation code 158259. A replay of the conference call can also be accessed via the company's Web site at www.craftmade.com.

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.

Certain statements in this News Release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company's Form 10-K filing with the Securities and Exchange Commission.


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